                                                                     EXHIBIT 5.1


              [LETTERHEAD SMITH, HELMS, MULLIS AND MOORE, L.L.P.]


                                 August 4, 1998




First Charter Corporation
22 Union Street, North
Concord, North Carolina 28025

        Re: Registration Statement on Form S-3 with Respect to the Possible Offering and Sale of 1,000,000 Shares of Common Stock Pursuant to an Amended and Restated Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:


        In connection with the possible offering and sale from time to time of up to 1,000,000 shares of the Common Stock, no par value (the "Shares"), of First Charter Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-3 (the "Registration Statement"), filed on August 4, 1998 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when
(a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

        We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and
(2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                                     Very truly yours,

                                     /s/ SMITH, HELMS, MULLIS AND MOORE, L.L.P.